EXHIBIT 99.1

Oritani Financial Corp. Announces the Election of John M. Fields, Jr. to Director and Promotion of Louis A. Manderino as Executive Vice President

TOWNSHIP OF WASHINGTON, N.J., Sept. 20, 2016 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), announced that John M. Fields, Jr., Executive Vice President and Chief Financial Officer of Oritani, has been elected to the Board of Directors.

It was also announced that Louis A. Manderino has been promoted to Executive Vice President, Chief Credit Officer and will also assume certain other duties. Mr. Manderino has been Oritani’s Chief Credit Officer since 2010.

“Jack and Lou are two key members of our team and I am glad to recognize their contributions to our continued success," said Kevin J. Lynch, Chairman, President and CEO of Oritani Financial Corp.

Mr. Fields is a Certified Public Accountant and has been Oritani’s Chief Financial Officer since 1999. Mr. Fields began his career with KPMG and was previously a senior financial executive with other community banks. He resides in Denville with his wife and has three children.

Mr. Manderino began his banking career with Wells Fargo and its predecessor banks, where he spent 24 years advancing to Senior Vice President/Regional Credit Executive. Prior to joining Oritani, Mr. Manderino was the Chief Credit Officer at NJCB, now known as ConnectOne. He resides in Ho-Ho-Kus with his wife, Dr. Donna Manderino.

About the Company
Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products.  Oritani Bank is a 103-year-old community bank with more than $3.7 billion in assets, based in the Township of Washington, New Jersey. The Bank has 26 branches throughout Bergen, Hudson, Passaic & Essex Counties. For additional information about Oritani Bank, please visit www.oritani.com.

For further information
contact: Rosanne Buscemi, SVP (201) 664-5400 ext. 205